Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of HengHong Technology Inc. and its subsidiaries (the “Company”) of our report dated August 10, 2026, relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2025, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC
Houston, Texas
August 10, 2026